Exhibit 5.1

Sugar, Friedberg & Felsenthal LLP

30 N. LaSalle St., Suite 3000

Chicago, IL 60602

June 5, 2007

CECO Environmental Corp.

3120 Forrer Street

Cincinnati, OH 45209

RE:	Registration Statement on Forms S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance pursuant to the CECO Environmental Corp. 2007 Equity Incentive Plan (the “Plan”), of up to 2,000,000 shares of common stock, $0.01 par value (“Common Stock”), of CECO Environmental Corp., a Delaware corporation (the “Company”)

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In arriving at the opinions expressed below, we have assumed without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the original of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, it is our opinion that the 2,000,000 shares of Common Stock to be issued by the Company in accordance with the Plan are duly and validly authorized, and when issued in accordance with the provisions of the Plan, they will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We have acted as special counsel to the Company in connection with the issuance of this opinion and related matters and our engagement has been limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 (the “Registration Statement”) and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ SUGAR, FRIEDBERG & FELSENTHAL LLP